Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Acxiom Corporation (“Acxiom”), acting pursuant to authorization of the Board of Directors of Acxiom, hereby appoints
Catherine L. Hughes and Jerry C. Jones, or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of Acxiom, to sign a Registration Statement on Form S-8, together with all necessary exhibits, and any amendments (including post-effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance and sale of shares of Common Stock, $.10 par value per share, of Acxiom to be issued and delivered in accordance with the 2011 Nonqualified Equity Compensation Plan of Acxiom
Corporation, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 26th day of July, 2011.

Signed:	/s/ William T. Dillard II
Name:	William T. Dillard II, Director

Signed:	/s/ Michael J. Durham
Name:	Michael J. Durham, Director

Signed:	/s/ Jerry D. Gramaglia
Name:	Jerry D. Gramaglia, Director

Signed:	/s/ Ann Die Hasselmo
Name:	Ann Die Hasselmo, Director

Signed:	/s/ William J. Henderson
Name:	William J. Henderson, Director

Signed:	/s/ Clark M. Kokich
Name:	Clark M. Kokich, Director

Signed:	/s/ Kevin M. Twomey
Name:	Kevin M. Twomey, Director

Signed:	/s/ R. Halsey Wise
Name:	R. Halsey Wise, Director

Signed:	/s/ Scott E. Howe
Name:	Scott E. Howe, Chief Executive Officer and President (principal executive officer)

Signed:	/s/ Art G. Kellam
Name:	Art G. Kellam, Vice President-Finance and Corporate Controller (principal financial and accounting officer)